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Exhibit 14.2

AUTONOMY CORPORATION PLC

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12018 and 333-109842) pertaining to the Autonomy Corporation plc 1998 U.S. Share Option Plan, 1996 U.K. Discretionary Option Scheme and Options Granted to Certain Individuals Pursuant to written Compensation agreements and to the Virage, Inc. 1997 Stock Option Plan and Virage, Inc. 2001 Nonstatutory Stock Option Plan of our report dated February 17, 2003, with respect to the consolidated financial statements of Autonomy Corporation plc as of December 31, 2002 and for the year ended December 31, 2002, included in the Annual Report (Form 20-F) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Cambridge, England

April 14, 2004

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  Exhibit 14.2
AUTONOMY CORPORATION PLC CONSENT OF INDEPENDENT AUDITORS